Exhibit 4.7

THIS MEMORANDUM OF UNDERSTANDING is made on this
16th day of February, 2009,

between

SPROTT-SHAW DEGREE COLLEGE CORP.
(a division of CIBT Education Group)
DBA Sprott-Shaw Community College.
Registered as a accredited private training institution
In the Province of British Columbia, Canada (hereafter referred as “SSDC”)

AND:

MINISTRY OF LABOUR AND SOCIAL SECURITY
(a ministry of the Government of Jamaica)
(hereafter referred to as “the Ministry”)

AND:

BROWN’S TOWN COLLEGE
A member of the Council of Community Colleges of Jamaica (CCCJ),
the Joint Committee for Tertiary Education (JCTE)
and the Association of Caribbean Tertiary Institutions (ACTI).

1. - Preamble

1.1	SSDC is an accredited and registered private training institute in the province of British Columbia, Canada.

1.2	The Ministry of Labour and Social Security is responsible for Social Security and Welfare, Education Affairs and Services, and Labour Relations Employment Services.

1.3	Brown’s Town College is a government owned institution that is registered with the University Council of Jamaica (UCJ).

1.4

SSDC provides tertiary education with programs in health care, business, tourism, trades, and administration. SSDC is permitted to enter into agreements with private and public bodies for the delivery of training services.

1.5

SSDC has agreed to expand its RCA and/or PN training programs (the “Program” or collectively the “Programs”), and has agreed to providing Funding to Brown’s Town College for the delivery of these programs.

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Education Funding Agreement

2. – Appointment & Term

2.1

Engagement. SSDC agrees to engage Brown’s Town College to expand student involvement within its RCA Program(s) and to provide the services and outcomes described in this Agreement, including Schedules A and B (the “Services”).

2.2

Availability of Funding. Brown’s Town College expressly acknowledges that SSDC receives funding directly from the student, and that this Agreement is subject to the individual prepayment of tuition funding prior to any payments being made to Brown’s Town College.

2.3

Term. The Agreement will commence on April 6, 2009 and will terminate on April 5, 2011, unless extended by written agreement of the Parties (the “Term”) or earlier terminated in accordance with the provisions of this Agreement.

3. - Services

3.1	Brown’s Town College will:

(a)	provide the Services at the times and in the manner described in this Agreement and schedules hereto;

(b)	will take such measures as are necessary to manage the human and physical resources under their control to provide the Services;

(c)	comply with all applicable laws, standards, legislation, rules, policies and procedures binding upon the College;

(d)	comply with the reporting requirements set out in Schedule B;

(e)
be responsible for the quality of the Services, and in this regard, will provide the highest possible quality educational services, and without limiting the foregoing, will provide such Services at the standard of care, skill and diligence exercised by a competent person providing educational services similar to the Services;

(f)
participate and collaborate with SSDC to develop, as per Schedule C, and then implement, such changes in the Program as may reasonably be required by SSDC in order to produce skilled and competent RCA’s and/or HSW graduates from the Program(s) with the ability to be employed in Canada;

(g)
maintain and support a reporting system to ensure timely reporting to SSDC of registered students, testing dates, and graduates from the Program and such other details of the Program as set out in Schedules A and B and otherwise in such form as the SSDC may request from time to time;

(h)
promptly advise SSDC in writing of any circumstance that may materially adversely affect the ability of Brown’s Town College to meet its obligations and to provide the Services on the terms set out in this Agreement; and

(i)
take, and cause its faculty, employees, officers, directors, agents and contractors to take, steps to ensure avoidance of conflicts of interest between the interests of Brown’s Town College and SSDC, and promptly advise SSDC of any facts or circumstances giving rise to or potentially giving rise to a conflict of interest.

3.2	SSDC will:

(a)

Provide Brown’s Town College with a series of outcomes for each different course in the curriculum and will provide instructor training and support for Brown’s Town personnel on outcomes, competencies and curriculum to ensure the successful delivery of the program to registered students;

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Education Funding Agreement

(b)	Provide Brown’s Town College with access to a proctor for all exams. Said proctor will be an employee or contractor of SSDC and will report directly to SSDC for curricular audit purposes;

(c)	Provide Brown’s Town College access to proprietary curriculum thus ensuring that registered students will have all reasonable opportunities to successfully complete the program;

(d)
Provide Brown’s Town College with an onsite liaison who will assist the college with recruitment, acceptance of, evaluation of, and supervision of registered students in the SSDC/Brown’s Town College RCA program; and

(e)	Provide successful graduates of the program with a SSDC Diploma.

3.3	The Ministry of Labour and Social Security will:

(a)	Pre-screen applicants prior to acceptance into the program, thereby ensuring that suitable clients are enroled in the program and are eligible to work in Canada;

(b)	Assist with the preparation of the candidates for visas to work and continue their study in Canada;

(c)	Assist with student homestay provisions including assistance regarding accommodation and support once they arrive in Canada.

4.- Funding

4.1

Subject to Section 2.2 above and Brown’s Town College complying with the obligations under this Agreement, SSDC will provide the College with full payment and reimbursement for the Services, as per funding set out in Schedule B to this Agreement (the “Program Funds”).

5. - Representations and Warranties

5.1	Brown’s Town College represents and warrants to SSDC that at the time of executing this Agreement and at all times during the Term:

(a)
it has legal capacity to enter into and carry out its obligations under this Agreement, all necessary proceedings have been taken and done to authorize the execution and delivery of this Agreement and this Agreement is legally binding and enforceable against it;

(b)	all information, documents and reports furnished or submitted by Brown’s Town College in connection with this Agreement are true and correct;

(c)
Brown’s Town College is not in breach of, and the provision of the Services contemplated in this Agreement, will not constitute a breach by the College of any statute, bylaw or regulation or of its constating documents; and

(d)	Brown’s Town College has no knowledge of any fact or circumstance that materially adversely affects its ability to fulfil its obligations under this Agreement.

5.2	All representations warranties, covenants and agreements made herein are relied upon by SSDC in entering into this Agreement.

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6. - Legal Relationship

6.1	SSDC acknowledges and agrees that this Agreement does not in any way change the ownership or governance arrangement for Brown’s Town College.

7. - Personnel

7.1

Brown’s Town College agrees that its faculty, staff, independent contractors and other personnel engaged to provide the Services (the “Personnel”) are the employees or contractors of the College, and that throughout the Term, the College will bear responsibility and retain full and final authority respecting all Personnel providing services to or for the College.

7.2

SSDC will employ or cause to be employed one or more individuals who sole responsibility to the program is to SSDC who will direct the actions of the employee(s) to oversee the administration or proctoring of the exams and other duties as required. The employee(s) will be direct employees of SSDC and may or may not be located in Jamaica.

7.3

With the exception as defined in Section 7.2 above, all Parties acknowledge that the Personnel, in addition to employment with Brown’s Town College, may also be employed or engaged to perform services for SSDC. Unless the Parties otherwise agree in writing, no member of the Personnel will, in the course of providing the Services:

(a)	be deemed to be an employee or in any employment relationship of any kind with SSDC; or

(b)
be entitled, in any way, to any terms or conditions of employment or any employment benefits of any kind whatsoever from SSDC including remuneration, overtime wages, private programs or coverage and statutory programs or coverage.

7.4

Without limiting the generality of the foregoing, and except as otherwise expressly set out in this Agreement, SSDC will have no liability or responsibility for the payment of remuneration to Personnel for the delivery of the Services, the withholding, collection or payment of income taxes, business taxes, statutory or other taxes or payments of any other nature on behalf of, or for the benefit of, Brown’s Town College or any other persons in connection with the provision of the Services

7.5

Brown’s Town College will ensure all Personnel are competent to perform the Services and are properly trained, instructed and supervised, and will at all times comply with statutory and other legal requirements binding upon it in connection with the Personnel.

7.6	Brown’s Town College may not subcontract any of its obligations under this Agreement, except with the written consent of SSDC.

8. - Operations

8.1	Brown’s Town College agrees to:

(a)	accept all liability related to the operations of its organization, including, without limitation, all liability arising from the instruction and provision of the Program(s) to registered students;

(b)	maintain appropriate risk management practices.

9. - Indemnity & Liability

9.1

The College will indemnify and save harmless SSDC, including without limitation, its members, directors, officers, employees and agents from and against any and all losses, claims, damages, actions, causes of actions, costs and expenses that SSDC may sustain, incur, suffer or be put to anytime, either before or after the expiration or termination of this Agreement, where the same or any of them are based upon, arise out of or occur, directly or indirectly because of any act or omission of Brown’s Town College or of any agent, employee, officer, director or sub-contractor of the College except liability arising out of any independent grossly negligent act by SSDC under this Agreement.

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9.2

At all times, Brown’s Town College will be solely liable and responsible for the delivery of the Program(s). SSDC is responsible to deliver the Program Funds to the College in accordance with the terms of this Agreement, but bears no responsibility to third parties in connection with the delivery of the Program(s). Accordingly, Brown’s Town College agrees that it will not make any claim, complaint or commence any legal proceedings against SSDC or seek any contribution or indemnity from SSDC in respect of any losses, claims, damages, actions, causes of action, liability, costs and expenses that the College may incur in the course of or related to the delivery the Program(s).

10. - Default

10.1

Any of the following events will constitute an event of default (“Event of Default”), whether such event is voluntary, involuntary or results from the operation of law or any judgment or order of any court or governmental authority:

(a)	Brown’s Town College fails to comply with any provision of this Agreement, including a failure to provide the Services;

(b)	any representation or warranty made by Brown’s Town College, under Section 5, to SSDC in connection with this Agreement is untrue or incorrect;

(c)	a change occurs which, in the opinion of SSDC, materially adversely affects the ability of Brown’s Town College to fulfil its obligations under this Agreement; or

(d)	any failure to rectify any Event of Default to the satisfaction of SSDC in accordance with a notice delivered under paragraph 11.1(b).

11. - Termination

11.1

Upon the occurrence of any Event of Default and at any time thereafter, SSDC may, notwithstanding any other provision of this Agreement, at its sole option, elect to do any one or more of the following:

(a)	immediately terminate this Agreement upon the delivery of written notice to Brown’s Town College;

(b)	require that the Event of Default be remedied within a time period specified in writing by SSDC to Brown’s Town College;

(c)	suspend any payment of the Program Funds or any amount that is due to Brown’s Town College while the Event of Default continues;

(d)	waive the Event of Default; and

(e)	pursue any other remedy available at law or in equity.

11.2

Notwithstanding any other provision in this Agreement, SSDC may terminate this Agreement immediately upon written notice in the event that the individual student funding is reduced or withdrawn or upon the occurrence of any change or circumstance outside SSDC’s control that would, in the opinion of SSDC, interfere with its ability to continue the administration of the funding under this Agreement. To the extent possible, SSDC will provide Brown’s Town College with advance notice of a termination under this Section.

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11.3	Either Party may terminate this Agreement without cause upon giving 30 days written notice to the other Party.

11.4	In the event of a termination under this Section:

(a)	payment by SSDC of the Program Funds required to be paid under Schedule B will discharge SSDC of all liability to Brown’s Town College under this Agreement; and

(b)
at the request of SSDC, Brown’s Town College will cooperate in reasonable transition plans, including by completing the Program(s) for classes of students that have already enrolled or commenced instruction.

12. - Marketing and Communications

12.1	Brown’s Town College will participate with SSDC in regular communication between their respective representatives.

12.2

Brown’s Town College will acknowledge the support of SSDC in any public statements, advertisements, promotional or marketing activities or publications relating to the new seats to be established under this Agreement.

12.3	Brown’s Town College may use the name or trademarks of SSDC in any public communications, including under Section 12.2 above, after obtaining SSDC’s prior written approval.

12.4

Brown’s Town College consents to the use of its name by SSDC in public statements, advertisements, promotional or marketing activities or publications concerning the Programs or Services to be provided under this Agreement.

13.– General

13.1 13.2

The Schedules attached to this Agreement will form an integral part of this Agreement.

Failure by either party any time to require strict performance by the other of any term or provision hereof will not constitute a waiver or breach of such or any other term or provision of this Agreement, nor will it constitute a waiver of any succeeding breach of any other term or provision.

13.3

This Agreement may not be assigned by Brown’s Town College, either directly or indirectly, without the express written consent of SSDC. This Agreement enures to the benefit of and binds the Parties hereto and their respective successors and permitted assigns.

13.4

Except as otherwise set out in this Agreement, this Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

13.5

This Agreement and each of the other documents contemplated by or delivered under or in connection with this Agreement are governed exclusively by and are to be enforced, construed and interpreted exclusively in accordance with the laws of British Columbia and the laws of Canada and the laws of Jamaica applicable therein.

13.6	The following provisions will survive the termination or expiry of this Agreement 7, 8, 9, 11, 13 and Schedule B .

13.7	Any written notice to SSDC may be delivered to or sent by courier to:

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Education Funding Agreement

Sprott-Shaw Degree College
Attn: Cal Purcell
#200, 1405 Broadway Street
Port Coquitlam, British Columbia
Canada V3R 0Z7

Written notice may be given to Brown’s Town College by letter personally delivered to the College or by courier addressed to:

Brown’s Town Community College
Attn: Mr. James Walsh
#1 Huntley Road
Brown’s Town, St. Ann
Jamaica

Written notice may be given to the Ministry of Labour and Social Security by letter personally delivered to the Ministry or by courier addressed to:

Ministry of Labour and Social Security
Attn: Ms. Donna Adams Jamaican Liaison Services
#609 – 1708 Dolphin Avenue
Kelowna, BC Canada V1Y 9L9

This Agreement will be for the benefit of the parties and the successors and assignees of SSDC.

This Agreement has been executed by the parties as of the Effective Date.

Signed on Behalf of the SSDC	Signed on Behalf of Brown’s Town College
Print Name:	Print Name:
Print Title:	Print Title:
Date:	Date:

Signed on Behalf of the Ministry of Labour and Social Security
Print Name:
Print Title:
Date:

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Education Funding Agreement

SCHEDULE “A” - Program Funding

1.	Services

1.1	Recruitment & Operations: The College will:

(a)	register a total of 50 new students every three months;

(b)
maintain a quality improvement system, including through self-evaluation, to ensure that the SSDC educational standards within the program, as per Schedule C, are continuously maintained at a standard consistent with Subsection 3.1(e) of the Agreement;

1.2

Reporting: Brown’s Town College agrees to maintain and submit information and reports to the Health Authority at the times and in the format requested by it from time to time. Without limiting the generality of the foregoing, the College:

(a)	will provide all financial, enrolment and student reports required under Schedule B, and;

(b)	will maintain and support a tracking system to enable the College to track and report the progress and employment placement of students to a minimum of twelve months from Program completion.

1.3	Financial Commitment:

(a)	Each registered student will be required to pay $8,000 CAD for the program as per the following payment schedule: (all amounts are in Canadian Dollars)

$2,500 prepaid registration fee prior to commencement of instruction in Jamaica

$5,500 paid, in 30 equal monthly instalments of $183.33, once the student begins work in the Health Care Sector outside of Jamaica or once the student begins work in a different industry in Canada or the USA.

(b)	If the student is unable to work in the Health Care Sector, or in a different industry in Canada or the USA, SSDC will waive the additional $5,500 CAD fee for the training.

(c)
Once the student commences their repayment phase, they will qualify for all of SSDC’s regular graduate services including the lifetime refresher training, the lifetime job placement assistance, and all alumni events. These benefits are outlined in our Calendar and will be available for the students prior to enrolment in the program.

(d)	Students will qualify for both a Brown’s Town College Diploma and a Sprott-Shaw Community College Diploma upon successful completion of the program.

1.4

SSDC will pay to Brown’s Town College a sum of $1,000 CAD from each registered student’s prepayment fee as full payment for the training received at Brown’s Town College, less any student refunds as per SSDC refund policy.

1.5	SSDC refund policy states:

(a)	0 – 10% program completion	30% tuition fee retained
(b)	10 – 30% program completion	50% tuition fee retained
(c)	Over 30% program completion	100% tuition fee retained

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Education Funding Agreement

SCHEDULE "B" –REPORTING REQUIREMENTS

1. 1.1	Reporting Interpretation: Capitalized terms in this Schedule that are not defined below will have the meaning set out in the Agreement, including the Schedules thereto:

(a)	“Early Student Withdrawal” means, in respect of a Class, the number of students who withdraw from the Class:

in the first two weeks of the Program, for full time students, and in the first four weeks of the Program for part-time students;

(b)	“Early Withdrawal Amount” means, in respect of a Class, the product of the Early Student Withdrawals and the Student Rate;

(c)
“Total Attrition” means, in respect of a Class, the total number of students enrolled as at the Commencement Date who withdraw from the Program(s) or otherwise fail for any reason to successfully graduate from the Program(s).

1.2

On or within 30 days of the Commencement Date, Brown’s Town College will provide to SSDC written confirmation of the number of students enrolled in each Class complete with all supporting documentation. This report will form the basis of our calculation for SSDC’s financial commitment.

1.3	On or promptly following the Completion Date, Brown’s Town College will provide to SSDC a further written report, together with supporting documentation if requested, confirming:

(a)	the number of students to complete and graduate from the Brown’s Town College Program;

(b)	the number of students to complete and graduate from the SSDC program;

(c)	the number of Early Student Withdrawals;

(d)	the total Attrition Rate for the Class, accounting for both Early Student Withdrawals and any other student withdrawals occurring prior to the Completion Date.

1.4	Program Evaluations will be completed by Brown’s Town College at the following points:

(a)	After the first month of the program;

(b)	At the half way mark of the program; and,

(c)	On program completion.

SSDC will prepare, interpret, correlate, and share the evaluations with Ministry staff and Brown’s Town College management. Program enhancements will then be identified and implemented and form part of the documented outcomes of this contract.

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